Exhibit 99.1

News Release For Immediate Release

Catasys Announces Expansion of OnTrak-HC to Illinois with

Second Largest Blue Cross Blue Shield Health Plan

Follows successful launch of OnTrak-HC in Oklahoma

Discussions ongoing regarding further expansion

Los Angeles, CA – January 31, 2018 – Catasys (NASDAQ: CATS), a leading AI and technology-enabled healthcare company, announced today that it has expanded the OnTrak-HC program to Illinois with the nation’s second largest Blue Cross Blue Shield health insurance plan. This company is the country's largest nonpublic health insurer and the fourth-largest health insurer overall, with health plans also in Texas, Oklahoma, New Mexico and Montana. This expansion follows the successful OnTrak-HC launch in Oklahoma in August, 2017.

The OnTrak solution is now available to eligible commercial members in Illinois who suffer from anxiety, depression and substance use disorders. Enrollment has commenced and is expected to grow throughout 2018. This launch represents the first deployment of the proprietary Catasys network. Catasys expects its network to improve access to, and effectiveness of, care by expanding the number of high-quality providers available and by better matching health plan member needs with provider expertise.

Rick Anderson, President and Chief Operating Officer of Catasys, stated, “This expansion demonstrates the partnership we have created with this leading health plan and discussions regarding further expanding the partnership are ongoing. We are committed to improving the health and well-being of OnTrak members, and our proprietary network of providers in Illinois enables us to offer them an unprecedented level of care. This launch builds on the increasing base of eligible lives that began in the second half of 2017. We expect to see a significant ramp in enrollment throughout the year based on this growing outreach population.”

Expertise in Engaging a Treatment Avoidant Population

Many health plan members with behavioral health conditions avoid behavioral healthcare, which exacerbates co-occurring chronic medical conditions, resulting in expensive emergency room visits and hospitalizations. Catasys uses artificial intelligence and big data predictive analytics to identify health plan members suffering from untreated behavioral health disorders, whose overall health can be significantly improved, and high medical costs substantially reduced through Catasys’ OnTrak program. Catasys has a unique ability to engage these care-avoidant members, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies. Members participate in a 52-week outpatient program that is “fingerprinted” to each member’s individual needs. This program leverages integrated face-to-face or telehealth psychotherapy, pharmacotherapy and telephonic and digitally supported nurse-delivered care coaching to effect behavioral change that improves health and reduces costs.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven motivational and consumer engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Laura Robinette, 310-444-4346